Exhibit 99.2

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Corporation Launches Tender Offer
and Consent Solicitation for 7 5/8% Senior Subordinated Notes due 2015

MECHANICSBURG, PENNSYLVANIA — May 7, 2012 — Select Medical Holdings Corporation (“Holdings”) (NYSE: SEM), today announced that Select Medical Corporation (“Select”) has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $345,000,000 aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2015 (CUSIP No. 816196AJ8) (the “Notes”). The Tender Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated May 7, 2012 (the “Offer to Purchase”). The Offer will expire at 11:59 p.m., New York City time, on Monday, June 4, 2012 unless extended (the “Expiration Date”). The Tender Offer and Consent Solicitation are being conducted in connection with Select’s proposed offering of $365.0 million of new debt financing (the “Proposed Financing”). The proceeds from the Proposed Financing are expected to fund the purchase of any tendered Notes that are accepted for repurchase.

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the early tender deadline of 5:00 p.m., New York City time, on Friday, May 18, 2012, unless extended (the “Early Tender Deadline”), shall receive the total consideration equal to $1,015.21 per $1,000 principal amount of the Notes, which includes an early tender amount of $2.50 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Early Tender Deadline and accepted for purchase could receive payment as early as May 21, 2012.  Holders whose Notes are validly tendered after the Early Tender Deadline and accepted for purchase will receive payment on or around June 5, 2012.  The primary purpose of the Consent Solicitation and the proposed amendments to the indenture is to eliminate or make less restrictive substantially all of the restrictive covenants and eliminate certain other related provisions of the Indenture that relate to the Notes.  In addition, the proposed amendments would shorten the minimum notice period for redemption from thirty days to three days prior to a redemption date.

Tenders of Notes pursuant to the Tender Offer may be withdrawn and related consents delivered pursuant to the Consent Solicitation may be validly revoked at any time on or prior to the Early Tender Deadline by following the procedures described in the Offer to Purchase. A valid withdrawal of tendered Notes on or prior to the Early Tender Deadline shall constitute a concurrent valid revocation of the related consent.  A holder may not validly revoke a consent unless such holder validly withdraws such holder’s previously tendered Notes.  Notes may not be withdrawn, and related consents may not be revoked, after the Early Tender Deadline, except as required by law.

Holders who validly tender their Notes after the Early Tender Deadline but on or prior to the Expiration Date shall receive the tender offer consideration equal to $1,012.71 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Early Tender Deadline will not receive a consent payment.

Following receipt of the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes, Select will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn after the Early Tender Deadline, except as required by law.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the tender of Notes representing at least a majority in aggregate principal amount then outstanding (not including any Notes which are owned by the Company or any subsidiary guarantor of the Notes or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any subsidiary guarantor of the Notes), (ii) the receipt of the required consents to amend and supplement the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties, and (iii) Select’s completion of the Proposed Financing or entry into other debt financing on terms reasonably satisfactory to Select and resulting in the issuance of indebtedness having an aggregate principal amount of not less than $365.0 million, as more fully described in the Offer to Purchase. There can be no assurances that Select will complete a new debt financing or that the proceeds therefrom, when combined with Select’s other available funds, will be sufficient to pay the total consideration in connection with the Offer.

To the extent any Notes remain outstanding after the consummation of the Offer, Select intends to redeem all such Notes pursuant to the terms of the indenture governing the Notes using proceeds from the Proposed Financing.

Select has engaged Morgan Stanley & Co. LLC as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact Morgan Stanley & Co. LLC at (212) 761-1057 (Call Collect) or (800) 624-1808 (Toll Free). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Company, Inc., the Tender Agent and Information Agent, at (800) 628-8510.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The tender offer is made only by an Offer to Purchase and Consent Solicitation Statement dated May 7, 2012. The tender offer is not being made directly or indirectly to any resident or person located in any jurisdiction where the tender offer would be unlawful.

Forward Looking Statements

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and Holdings cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Holdings does not undertake to update any of these statements in light of new information or future events.

Contact:

Investor inquiries:

Joel T. Veit

Vice President & Treasurer

717/972-1100

ir@selectmedicalcorp.com

SOURCE: Select Medical Holdings Corporation